Exhibit 99.1

PITNEY BOWES ANNOUNCES FIRST QUARTER RESULTS

STAMFORD, Conn., April 30, 2007 – Pitney Bowes Inc. (NYSE:PBI) today reported first quarter 2007 financial results.

     Revenue increased four percent to $1.4 billion and earnings per share from continuing operations grew to $.66 per diluted share.

     The company generated $220 million in cash from operations during the quarter. Free cash flow was $155 million. The company used $90 million to repurchase 1.9 million of its shares during the quarter and has $351 million of remaining authorization for future share repurchases. The company’s total debt decreased by $22 million during the quarter.

     Commenting on the quarter, Chairman and CEO Michael J. Critelli noted, “The underlying trends in our business remain solid. However, our revenue growth this quarter was softer than anticipated due to delays in orders for mailing equipment and software in the U.S. and weaker sales in Europe. We are confident about our performance going forward, especially since the recently approved U.S. postal rate case is currently providing stimulus for growth, and as finally approved, is more favorable than we anticipated at the beginning of the year. We remain comfortable with our outlook for the year.”

     In addition Mr. Critelli said, “We took another step this quarter to further position the company for sustainable growth. We announced our acquisition of MapInfo, our largest transaction to date, which continues to build our portfolio in the information-based software market. This acquisition enhances and expands our capabilities in fast growing location intelligence solutions, which uses information such as geographic coordinates to help businesses market, assess risk and manage assets.”

Business Segment Results

     Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; mailing and multi-vendor support services; payment solutions; and mailing and customer communication software.

     In the first quarter, Mailstream Solutions revenue increased three percent to $1.0 billion and earnings before interest and taxes (EBIT) increased five percent to $299 million, when compared with the prior year.

      Within Mailstream Solutions:

     U.S. Mailing operations revenue was flat for the quarter at $576 million, while EBIT grew five percent to $242 million. Revenue comparisons for the quarter were affected by two factors. First, as noted previously, the prior year included postal rate case revenue. Second, customers delayed placing orders due to uncertainties about the content and timing of the new rate case. Since the approval and publication of the new postal rates on March 19, the company is experiencing a strong pickup in orders. The segment’s EBIT margin increased during the quarter due to favorable product margins, growth in supplies and payment solutions, and benefits from productivity initiatives.

     International Mailing revenue grew eight percent to $258 million while EBIT increased two percent to $46 million. International Mailing revenue benefited from favorable foreign currency translation, double-digit growth in supplies, and placements of mailing equipment with small businesses. This growth was partially offset by lower sales of mailing equipment in the U.K. In addition, incremental investments to expand marketing channels in Europe affected International Mailing’s EBIT margin.

      Worldwide revenue for Production Mail grew seven percent to $125 million and EBIT increased 117 percent to $8 million. Revenue grew from broad-based equipment placements in the U.S., but was partially offset by lower sales in Europe. The segment’s EBIT margin benefited from the positive mix of higher margin equipment sales in the U.S.

     Software revenue increased three percent to $43 million, while EBIT declined 45 percent to $2 million. Revenue growth for the quarter was affected by delays in signing several large contracts. Also, the segment’s EBIT margin was impacted by continued investments in expanding sales and marketing channels to drive long-term growth and profitability.

     Mailstream Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services for targeted customer markets; mail services operations, which include presort mail services and international outbound mail services; and marketing services.

     For the quarter, Mailstream Services reported revenue growth of six percent to $412 million and EBIT growth of three percent to $35 million, versus the prior year.

      Within Mailstream Services:

     Management Services revenue increased two percent to $273 million for the quarter while EBIT increased one percent to $21 million. Revenue comparisons for the quarter were helped by favorable currency translation, but adversely affected by large non-recurring print contracts in the prior year.

     Mail Services revenue grew 11 percent to $104 million and EBIT grew 20 percent to $14 million. Revenue growth was driven by both presort and international mail services, while EBIT benefited from the ongoing successful integration of new sites and increased operating efficiencies.

     Marketing Services revenue increased 32 percent to $35 million, while EBIT declined 75 percent to $1 million. The segment’s results benefited from recent acquisitions and the continued expansion of marketing services programs, but were adversely affected by lower revenue in the company’s motor vehicle registration services.

Outlook

     The company anticipates second quarter revenue growth in the range of eight to 11 percent and revenue growth in the range of seven to 10 percent for the full year.

     The company expects earnings per share from continuing operations on a Generally Accepted Accounting Principles (GAAP) basis in the range of $0.66 to $0.70 for the second quarter and $2.85 to $2.93 for the full year. Excluding the effect of acquisition purchase accounting for MapInfo, the company expects adjusted earnings per share from continuing operations in the range of $0.68 to $0.72 for the second quarter and continues to expect $2.90 to $2.98 for the full year.

	2Q07	2Q06	Full Year 2007	Full Year 2006
Adjusted EPS	$0.68 to $0.72	$0.64	$2.90 to $2.98	$2.69
Percent Change	6% to 13%		8% to 11%
MapInfo Purchase Accounting	($0.02)	N/A	($0.05)	N/A
Restructuring	N/A	($0.01)	N/A	($0.10)
Tax Reserve Increase	N/A	($0.09)	N/A	($0.09)
Other Income	N/A	N/A	N/A	$0.01
GAAP EPS	$0.66 to $0.70	$0.54	$2.85 to $2.93	$2.51
Percent Change	22% to 30%		14% to 17%

     Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 8:00 a.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

     Pitney Bowes engineers the flow of communication. The company is a $5.8 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis.. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges, accounting adjustments and write downs of assets, which materially impact the comparability of the company's results of operations. Restructuring charges are infrequent or episodic charges. Although they represent actual expenses to the company, these episodic charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of April 30, 2007. Quarterly results are preliminary and unaudited. This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “estimate,” “project,” “plan,” “believe,” "expect," "anticipate," “intend,” and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the second quarter and full year 2007, and our expected diluted earnings per share for the second quarter and for the full year 2007. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2006 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Condensed consolidated statements of income for the three months ended March 31, 2007 and 2006, and condensed consolidated balance sheets at March 31, 2007 and December 31, 2006 are attached.

Pitney Bowes Inc.
Condensed Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenue from:
Equipment sales	$293,610	$302,757
Supplies	100,302	82,811
Software	43,082	41,995
Rentals	188,070	196,812
Financing	190,580	178,145
Support services	186,304	170,766
Business services	412,289	388,360

Total revenue	1,414,237	1,361,646

Costs and expenses:
Cost of equipment sales	148,256	152,980
Cost of supplies	26,123	20,608
Cost of software	11,548	10,179
Cost of rentals	42,421	43,539
Cost of support services	105,504	96,296
Cost of business services	323,651	306,324
Selling, general and administrative	425,402	417,663
Research and development	43,569	41,535
Restructuring charge	-	5,597
Interest, net	56,727	53,569

Total costs and expenses	1,183,201	1,148,290

Income from continuing operations
before income taxes	231,036	213,356

Provision for income taxes	79,706	73,580
Minority interest	4,746	2,917

Income from continuing operations	146,584	136,859
Discontinued operations	(1,788)	16,669

Net income	$144,796	$153,528

Basic earnings per share
Continuing operations	$0.67	$0.61
Discontinued operations	(0.01)	0.07

Net income	$0.66	$0.68

Diluted earnings per share
Continuing operations	$0.66	$0.60
Discontinued operations	(0.01)	0.07

Net income	$0.65	$0.67

Average common and potential common
shares outstanding	223,382,724	228,921,497

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	03/31/07	12/31/06
Current assets:
Cash and cash equivalents	$232,245	$239,102
Short-term investments, at cost which
approximates market	63,770	62,512
Accounts receivable, less allowances:
03/07 $43,459 12/06 $50,052	747,533	744,073
Finance receivables, less allowances:
03/07 $41,748 12/06 $45,643	1,392,992	1,404,070
Inventories	248,617	237,817
Other current assets and prepayments	228,745	231,096

Total current assets	2,913,902	2,918,670

Property, plant and equipment, net	605,962	612,640
Rental property and equipment, net	502,095	503,911
Long-term finance receivables, less allowances:
03/07 $34,826 12/06 $36,856	1,518,482	1,530,153
Investment in leveraged leases	210,684	215,371
Goodwill	1,812,022	1,791,157
Intangible assets, net	363,511	365,192
Other assets	547,845	543,326

Total assets	$8,474,503	$8,480,420

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,534,864	$1,677,501
Income taxes payable	91,376	112,930
Notes payable and current portion of
long-term obligations	577,361	490,540
Advance billings	527,881	465,862

Total current liabilities	2,731,482	2,746,833

Deferred taxes on income	517,302	356,310
Long-term debt	3,738,074	3,847,617
Other noncurrent liabilities	436,980	446,306

Total liabilities	7,423,838	7,397,066

Preferred stockholders' equity in a
subsidiary company	384,165	384,165

Stockholders' equity:
Cumulative preferred stock, $50 par value,
4% convertible	7	7
Cumulative preference stock, no par value,
$2.12 convertible	1,059	1,068
Common stock, $1 par value	323,338	323,338
Capital in excess of par value	241,149	235,558
Retained earnings	4,127,834	4,140,128
Accumulated other comprehensive income	(117,773)	(131,744)
Treasury stock, at cost	(3,909,114)	(3,869,166)

Total stockholders' equity	666,500	699,189

Total liabilities and stockholders' equity	$8,474,503	$8,480,420

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
March 31, 2007
(Unaudited)

(Dollars in thousands)
			%
	2007	2006	Change
First Quarter

Revenue

U.S. Mailing	$576,246	$574,991	-
International Mailing	257,850	239,508	8%
Production Mail	124,770	116,792	7%
Software	43,082	41,995	3%
Mailstream Solutions	1,001,948	973,286	3%

Management Services	272,659	267,503	2%
Mail Services	104,359	94,099	11%
Marketing Services	35,271	26,758	32%
Mailstream Services	412,289	388,360	6%

Total Revenue	$1,414,237	$1,361,646	4%

EBIT (1)

U.S. Mailing	$242,151	$231,375	5%
International Mailing	46,266	45,343	2%
Production Mail	7,715	3,563	117%
Software	2,425	4,410	(45%)
Mailstream Solutions	298,557	284,691	5%

Management Services	20,784	20,531	1%
Mail Services	14,076	11,686	20%
Marketing Services	520	2,100	(75%)
Mailstream Services	35,380	34,317	3%

Total EBIT	$333,937	$319,008	5%

Unallocated amounts:
Interest, net	(56,727)	(53,569)
Corporate expense	(46,174)	(46,486)
Restructuring charge	-	(5,597)
Income before income taxes	$231,036	$213,356

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended March 31,
	2007	2006

GAAP income from continuing operations
after income taxes, as reported	$146,584	$136,859
Restructuring charge	-	3,582
Income from continuing operations
after income taxes, as adjusted	$146,584	$140,441

GAAP diluted earnings per share
from continuing operations, as reported	$0.66	$0.60
Restructuring charge	-	0.02
Diluted earnings per share from continuing
operations, as adjusted	$0.66	$0.61

GAAP net cash provided by operating activities,
as reported	$220,225	$286,234
Capital expenditures	(67,571)	(83,015)
Reserve account deposits	(10,952)	(23,300)
Restructuring payments and discontinued operations	13,407	(12,612)

Free cash flow, as adjusted	$155,109	$167,307

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.